Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Preliminary Results from its Phase III Study Evaluating Feraheme Compared to IV Iron Sucrose in Patients with Iron Deficiency Anemia

Study Meets Primary Efficacy Endpoints

LEXINGTON, MA (March 7, 2012) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported preliminary results from the first of two phase III studies that comprise its global registrational program for Feraheme® (ferumoxytol) in patients with iron-deficiency anemia (IDA) regardless of the underlying cause. The study being reported today compared treatment with Feraheme to treatment with intravenous (IV) iron sucrose, and enrolled 605 patients at 74 sites in Europe, Asia Pacific and Australia. The patients enrolled in the study had a history of unsatisfactory oral iron therapy, and had IDA associated with various conditions including abnormal uterine bleeding, cancer, gastrointestinal disorders or other causes.

The study was an open-label, active-controlled trial that randomized patients 2:1 to receive a one gram IV course of either Feraheme (n=406) or iron sucrose (n=199), and it was powered to demonstrate non-inferiority on efficacy. The demographics and all baseline parameters were well balanced between the two treatment groups. The primary efficacy endpoint of the study was the mean change in hemoglobin from baseline to week five or the proportion of subjects who achieved a > 2.0 g/dL increase in hemoglobin at any time from baseline to week five, depending on the regulatory authority.

In this study, Feraheme achieved the predefined criteria for non-inferiority on both primary efficacy endpoints. Patients treated with Feraheme achieved a mean increase in hemoglobin at week five of 2.7 g/dL, compared to a mean increase of 2.4 g/dL in patients treated with IV iron sucrose. A > 2.0 g/dL increase in hemoglobin at any time from baseline to week five was achieved in 84% of patients treated with Feraheme, compared with 81% of patients treated with IV iron sucrose.

No new safety signals were observed with Feraheme and the types of reported adverse events were consistent with those seen in previous studies and those contained in the U.S. package insert for Feraheme. Overall adverse events (AEs) were comparable between the treatment arms, with AEs reported in 41.4% of Feraheme-treated patients, compared to 44.2% of patients treated with IV iron sucrose.

Patients in both treatment groups experienced protocol-defined adverse events of special interest, which included moderate to severe hypotension or hypersensitivity reactions, ranging from fever alone to an anaphylactoid reaction. Cardiovascular AEs were comparable between the two treatment groups. Serious adverse events (SAEs) were reported in 4.2% of Feraheme-treated patients, compared to 2.5% of patients treated with IV iron sucrose; the SAEs reported in two Feraheme treated patients (0.5%) were reported as related by the investigators.

“We are pleased that Feraheme met the primary efficacy endpoint in each of the planned analyses of this study, and that no new safety signals were identified with Feraheme. Importantly, Feraheme treatment resulted in robust, clinically relevant increases in hemoglobin in this broad patient population with a high unmet medical need,” said Lee F. Allen, MD, Ph.D., chief medical officer of AMAG. “The global registrational program for Feraheme consists of two phase III studies, the second of which will read out in the coming months. We are currently starting to prepare for the submission of a supplemental new drug application to the U.S. Food and Drug Administration seeking approval for Feraheme to treat this broader population of patients with iron deficiency anemia and a history of unsatisfactory oral iron therapy.”

The other study in the registrational program, being conducted in the US, Canada, Europe and India, is evaluating Feraheme compared to placebo in 800 patients. This study is now fully enrolled with results expected in mid-2012. AMAG plans to submit an sNDA for the broader U.S. iron deficiency anemia label for Feraheme to the U.S. Food and Drug Administration in the second half of 2012.

About AMAG Pharmaceuticals, Inc.
AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that manufactures and markets Feraheme® in the United States. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.

About Feraheme
In the United States, Feraheme® (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients. Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter. Feraheme received marketing approval in Canada in December 2011 and is currently under review by the European Medicines Agency. For additional product information, please visit www.feraheme.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to: the preliminary nature of the data being reported in this press release, the fact that no new Feraheme safety signals were identified, the expected timing of the read out and results of our second Phase II clinical trial of Feraheme in the broader IDA patient population, and our plan to prepare and the expected timing of our sNDA filing in the U.S. for Feraheme for the broad iron deficiency anemia indication, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in the broader IDA indication both in the U.S. and in territories outside of the U.S., including the European Union, (3) the fact that significant safety or drug interaction problems could arise with respect to Feraheme, (4) the risk that final data from the clinical trial described herein could differ materially from or be subject to differing interpretations by regulatory authorities than set forth in this press release, (5) uncertainties regarding our ability to manufacture Feraheme, (6) uncertainties relating to our patents and proprietary rights, and (7) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the years ended December 31, 2010 and 2011 and our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2011. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

The important safety information below is based on the United States prescribing information.

Important Safety Information About Feraheme

Indication and contraindications

Feraheme is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components.

Warnings and precautions

Serious hypersensitivity reactions, including anaphylactic-type reactions, some of which have been life-threatening and fatal, have been reported in patients receiving Feraheme.  Observe patients for signs and symptoms of hypersensitivity during and after Feraheme administration for at least 30 minutes and until clinically stable following completion of each administration.  Only administer the drug when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions. Anaphylactic type reactions, presenting with cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, and unresponsiveness have been reported in the post-marketing experience. In clinical studies, serious hypersensitivity reactions were reported in 0.2% (3/1,726) of subjects receiving Feraheme. Other adverse reactions potentially associated with hypersensitivity (e.g., pruritus, rash, urticaria or wheezing) were reported in3.7% (63/1,726) of subjects.

Severe adverse reactions of clinically significant hypotension have been reported in the post-marketing experience. In clinical studies, hypotension was reported in 1.9% (33/1,726) of subjects, including three patients with serious hypotensive reactions. Monitor for signs and symptoms of hypotension following each Feraheme injection. Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy, noting that lab assays may overestimate serum iron and transferrin bound iron values in the 24 hours following administration of Feraheme. As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging studies for up to 3 months following the last Feraheme dose. Feraheme will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

Adverse reactions

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients reported in > 2% of chronic kidney disease patients were diarrhea (4.0% vs. 8.2%), nausea (3.1% vs. 7.5%), dizziness (2.6% vs. 1.8%), hypotension (2.5% vs. 0.4%), constipation (2.1% vs. 5.7%) and peripheral edema (2.0% vs. 3.2%). In clinical trials, adverse reactions leading to treatment discontinuation and occurring in 2 or more Feraheme treated patients included hypotension, infusion site swelling, increased serum ferritin level, chest pain, diarrhea, dizziness, ecchymosis, pruritus, chronic renal failure, and urticaria.

Post-marketing safety experience

The following adverse reactions have been identified during post-approval use of Feraheme. Because these reactions are reported voluntarily from a population of uncertain size, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

The following serious adverse reactions have been reported from the post-marketing spontaneous reports with Feraheme: life-threatening anaphylactic-type reactions, cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, unresponsiveness, loss of consciousness, tachycardia/rhythm abnormalities, angioedema, ischemic myocardial events, congestive heart failure, pulse absent, and cyanosis. These adverse reactions have occurred up to 30 minutes after the administration of Feraheme injection. Reactions have occurred following the first dose or subsequent doses of Feraheme.

For full prescribing information, please visit www.feraheme.com.

Company Contact:
Amy Sullivan

AMAG Pharmaceuticals, Inc.; 617-498-3303